Exhibit 99.1

Internal Memo

To: Alliance Data Systems Corporation Executive Officers Members of the Board of Directors
From: Cynthia L. Hageman, SVP, Assistant General Counsel
Date: May 10, 2021

Notice of Blackout Period and Regulation BTR Trading Restrictions

As a director or executive officer of Alliance Data Systems Corporation (the “Company”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR as promulgated by the Securities and Exchange Commission, which prohibit certain trades of the Company’s common stock during benefit plan “blackout” periods.  Please note the following in connection with an upcoming blackout period:

1. During the blackout period, participants in the Company’s 401(k) Savings and Retirement Plan (the “Plan”) will be temporarily unable to make any changes to their accounts such as directing or diversifying investments in individual accounts (including investments in the Company’s common stock) or requesting a loan, distribution, or withdrawal from the Plan due to the transition of applicable Plan services, including trustee and record-keeper functions, to Principal Financial Group, who acquired the Wells Fargo Bank, N.A. Institutional Retirement & Trust business.

2. The blackout period is expected to commence on June 16, 2021, and end during the week of June 20, 2021.  We will notify you of any changes that affect the dates of the blackout period.

3. You are not permitted to directly or indirectly purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the blackout period, regardless of the form of such securities or where such securities are held.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

4. The prohibition on transactions described above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company.  It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

5. Although certain transactions are exempt from this trading prohibition, those exemptions are limited. Given the applicable rules and the short time period involved, it is recommended that you avoid any change in your beneficial ownership of Company equity and derivative securities during the blackout period.

6. Under the law, any profit realized by a director or executive officer from any purchase, sale or other transfer of any equity securities of the Company in violation of these blackout period restrictions will result in the profit inuring to and being recoverable by the Company, regardless of your reason for entering into the transaction.

If you have questions regarding this notice, please contact me at (214) 494-3000 or in writing at 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

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